[BROOKLYN FEDERAL BANCORP, INC. LOGO]

Brooklyn Federal Bancorp, Inc. Receives NASDAQ Notices

Contact:                                Richard A. Kielty
      President and Chief Executive Officer
      (718) 855-8500

Brooklyn, New York – January 19, 2011. Brooklyn Federal Bancorp, Inc. (NASDAQ: BFSB) (the “Company”), the holding company of Brooklyn Federal Savings Bank (the “Bank”), today announced that on January 12, 2011, it received a letter from The NASDAQ Stock Market (the "NASDAQ Letter One") stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended September 30, 2010 (the “Form 10-K”) with the Securities and Exchange Commission.  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.  On the same date, the Company received a letter from The NASDAQ Stock Market (the “NASDAQ Letter Two”) stating that the Company is not in compliance with NASDAQ requirement that securities listed on the NASDAQ Global Market maintain a minimum Market Value of Publicly Held Shares of $5.0 million.

As previously reported by the Company in its Form 12b-25 filed with the SEC on December 27, 2010, filing of the Form 10-K has been delayed due to the resignation of the Company’s independent registered public accounting firm on December 20, 2010.  The Audit Committee of the Board of Directors of the Company has initiated the process of selecting a new registered public accounting firm.

The Company has 60 calendar days from the date of the NASDAQ Letter One to submit a plan to regain compliance, and if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-K due date, or until June 27, 2011, to regain compliance.  The Company has 180 calendar days from the date of the NASDAQ Letter Two to regain compliance with the minimum Market Value of Publicly Held Stock of $5.0 million.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the Company’s ability to file the Form 10-K. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and subsequent filings with the Securities and Exchange Commission.